Exhibit 10.11

June 15, 2006

Ms. Laura McConnell

6723 Colgate Avenue

Los Angeles, CA 90048

Dear Laura,

As we discussed, Advanstar Communications believes that your experience and expertise in managing Advanstar’s Fashion Group are critical to the company’s success.  For that reason, I would like to provide you with a special financial incentive to encourage you to give Advanstar a minimum of six (6) months prior written notice in the event you decide to voluntarily resign from your position as Executive Vice President of the Fashion Group.  A six month resignation notice period is essential if Advanstar is to benefit from your meaningful participation in the recruitment, training and integration of your successor.

This will confirm that if you give Advanstar a minimum of six (6) months prior written notice of your resignation and devote your entire business time, attention and energies to performing your duties as Executive Vice President of the Fashion Group during the notice period, then at the time of your resignation you will become eligible to receive: (i) twelve (12) months of your current base salary of $300,000 per annum; (ii) your 2006 target bonus of $150,000; and (iii) up to twelve (12) months of reimbursement of any COBRA expenses you incur for continuation of Advanstar’s medical, dental and vision health benefits. The base salary portion of the incentive will be paid to you in bi-weekly installments in accordance with Advanstar’s standard practice.  Subject to the following sentence, the bonus portion of the incentive will be paid to you ninety (90) days after the effective date of your resignation.  Please note that if the effective date of your resignation occurs within nine (9) months of the payment of an ordinary course Annual Incentive Program bonus to you, then, notwithstanding anything in this letter to the contrary, you would not be paid the bonus portion of the incentive described in subsection (ii) of this paragraph.

Prior to the commencement of any of the payments described in this letter, you will need to sign a standard Separation Agreement which will, among other things: (i) confirm the terms of this letter; and (ii) contain releases of any employment-related claims you may have.  All normal deductions for tax withholding will be made from all payments made to you.  Any payments made to you pursuant to the arrangements described in this letter will constitute your full entitlement to compensation in connection with the termination of your employment with Advanstar and will be in lieu of any standard severance policy or other payments.

This letter supersedes in its entirety my letter to you dated March 13, 2006, regarding your participation in the recruitment, training and integration of a successor Vice President & General Manager of Advanstar’s Fashion Group (the “Prior Letter”).  Please indicate your understanding and agreement that the Prior Letter is hereby terminated, cancelled and of no further force or effect by signing a copy of this letter where indicated and returning a signed copy to my attention.

Sincerely,	Acknowledged and Agreed:

/s/ Joe Loggia	/s/ Laura McConnell
Joseph Loggia	Laura McConnell
Chief Executive Officer

cc: Ward Hewins